EXHIBIT 23.3

CONSENT OF UHY MANN FRANKFORT STEIN & LIPP CPA’s, LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Form S-8 of Flotek Industries, Inc. of our report dated March 30, 2005, with respect to the consolidated financial statements of Flotek Industries, Inc. as of December 31, 2004, and for the year ended December 31, 2004.

UHY MANN FRANKFORT STEIN & LIPP CPA’s, LLP
Houston, Texas
October 26, 2005